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                                 PLAN OF MERGER


                          WHITESTONE ACQUISITION CORP.

                                       and

                               BJB HOLDINGS CORP.


         This Plan of Merger (this "Plan") is made and entered into effective as of January 14, 2000 between Whitestone Acquisition Corp., a New York business corporation ("WAC"), and BJB Holdings Corp., a New York business corporation ("BJB"), and is joined in by Newtek Capital, Inc. ("Newtek"), a New York business corporation that is the sole shareholder of WAC. Pursuant to this Plan, WAC will be merged with and into BJB, BJB shall survive the merger and shall become the wholly owned subsidiary of Newtek, and all of the outstanding shares of common stock of BJB will be exchanged for and converted into the right to receive stock in Newtek.

                                    ARTICLE I

                                   THE MERGER

         Section 1.01 The Merger. Subject to the terms and conditions of this Plan and the applicable provisions of the Business Corporation Law of the State of New York (the "BCL"), at the Effective Time (as defined in Article II of this
Plan), WAC shall be merged with and into BJB (the "Merger").

         Section 1.02 Effects of the Merger. BJB shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and the name, identity, rights, privileges, powers, franchises, properties and assets of BJB shall continue unaffected and unimpaired by the Merger. At the Effective Time, the identity and separate existence of WAC shall cease, all of the rights, privileges, powers, franchises, properties and assets of WAC shall be vested in the Surviving Corporation, and the Surviving Corporation shall be subject to all of the liabilities and obligations of WAC.

         Section 1.03 Names of Constituent Corporations. The names of the corporations proposing to merge are "Whitestone Acquisition Corp." and "BJB Holdings, Inc."

         Section 1.04 Name of Surviving Corporation. At and after the Effective Time, the name of the Surviving Corporation shall be "BJB Holdings, Inc."

         Section 1.05 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of BJB, as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein and by applicable law. No amendments to the Certificate of Incorporation of the Surviving Corporation will be effected by the Merger.



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         Section 1.06 Directors. The directors of BJB prior to the Effective
Time will continue as the directors of the Surviving Corporation in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws until their successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal.

         Section 1.07 Officers. The persons serving as officers of BJB prior to the Effective Time will continue as the officers of the Surviving Corporation, each to hold office in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

         Section 1.08 Outstanding Voting Securities of Constituent Corporations.

         (a) The securities of WAC entitled to vote consist of the common stock of WAC, no par value per share ("WAC Common Stock"), of which 10 shares are issued and outstanding as of the date of this Plan.

         (b) The securities of BJB entitled to vote consist of the common stock of BJB, par value $0.01 per share ("BJB Common Stock"), of which 18,000,000 shares are issued and outstanding as of the date of this Plan. An additional 250,000 shares of BJB Common Stock will be issued to two insiders of affiliated companies prior to the Effective Time.

         Section 1.09 Conversion of Securities.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of WAC or BJB, each share of BJB Common Stock issued and outstanding at the Effective Time shall be converted into and represent solely the right to receive one (1) share of common stock of Newtek, par value $0.02 per share (the "Merger Consideration"), upon compliance with the procedures of
Section 1.09(c) hereof, and shall no longer represent a share of BJB Common Stock or an interest of any kind or nature whatever in BJB.

         (b) At the Effective Time, each share of common stock of WAC Common Stock issued and outstanding at the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one outstanding share of BJB Common Stock. From and after the Effective Time, each outstanding certificate previously representing shares of WAC Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of BJB Common Stock into which such shares of WAC Common Stock shall have been converted.

         (c) As promptly as possible after the Effective Time, each record holder of BJB Common Stock shall surrender his certificates for BJB Common Stock ("BJB Certificates") to the Surviving Corporation for cancellation in exchange for the right to receive the Merger Consideration. Promptly following the Surviving Corporation's receipt of the BJB Certificates from each record holder thereof, the Exchange Agent selected and serving pursuant to Section 1.07(c) of the Agreement and Plan of Merger dated as of December 9, 1999 by and between REXX Environmental Corporation ("REXX"), Newtek, and REXX Acquisition Corp. (the "REXX Merger Agreement") shall deliver the Merger Consideration to which such record holder is entitled pursuant to Section 1.09(a) of this Plan.

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                                   ARTICLE II

                           CONSUMMATION OF THE MERGER

         The closing of the Merger (the "Closing") will take place as soon as practicable after the satisfaction of the conditions precedent to the Merger set forth in Article III of this Plan at such time, date and place, or by facsimile or overnight delivery, as shall be mutually agreed to by the parties hereto. At the time of the Closing, the parties will cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of New York, in such form as required by and executed in accordance with the BCL. The date and time of the filing of the Certificate of Merger shall be referred to in this Agreement as the "Effective Time."

                                   ARTICLE III

                                   CONDITIONS

         The obligations of the parties to effect the Merger are subject to the satisfaction (or waiver, if applicable) of the conditions to the merger of REXX with REXX Acquisition Corp. set forth in Article VI of the REXX Merger Agreement (except for the consummation of the Merger).

                                   ARTICLE IV

                                    AMENDMENT

         To the extent permitted by applicable law, this Plan may be amended at any time before the Effective Time, but only by a written instrument that has been duly authorized, executed and delivered by Newtek, WAC and BJB.

                                    ARTICLE V

                                   TERMINATION

         This Plan shall terminate and become null and void, and the transactions contemplated herein shall thereupon be abandoned, upon any occurrence of a permitted termination of the REXX Merger Agreement pursuant to
Article VII thereof.

                                   ARTICLE VI

                                  GOVERNING LAW

         This Plan shall be construed and interpreted in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction.

                                   ARTICLE VII

                                  COUNTERPARTS

         This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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         IN WITNESS WHEREOF, the parties have caused this Plan of Merger to be executed by their duly authorized officers as of the day and year first above written.

Attest:                                         WHITESTONE ACQUISITION CORP.



 /s/ Barry Sloane                           By: /s/ Brian A. Wasserman
----------------------------------------       ---------------------------------
Barry Sloane                                   Brian A. Wasserman
Secretary                                      President


Attest:                                        BJB HOLDINGS CORP.



  /s/ Barry Sloane                          By: /s/ Brian A. Wasserman
----------------------------------------       ---------------------------------
Barry Sloane                                   Brian A. Wasserman
Secretary                                      President


Attest:                                      NEWTEK CAPITAL, INC.



/s/ Brian A. Wasserman                      By: /s/ Jeffrey G. Rubin
----------------------------------------       ---------------------------------
Brian A. Wasserman                             Jeffery G. Rubin
Treasurer and Chief Financial Officer          President and Chief Operating
                                                 Officer